Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2021, with respect to the consolidated financial statements and financial statement schedule II – Valuation and Qualifying Accounts of Frank’s International N.V., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to change in accounting method for leases as of January 1, 2019 due to the adoption of the provision of Accounting Standards Codification Topic 842 – Leases, as amended.

/s/ KPMG LLP

Houston, Texas

July 19, 2021